UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

Ultragenyx Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Leveroni Court, Novato, California		94949
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 483-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On June 4, 2014, Ultragenyx Pharmaceutical Inc. (“Ultragenyx”) entered into the California Competes Tax Credit Allocation Agreement (the “Agreement”) with the California Governor’s Office of Business and Economic Development (“GO-Biz”). The Agreement, which will become effective if and when approved by the California Competes Tax Credit Committee, would award Ultragenyx a California Competes Tax Credit (the “Tax Credit”) in the amount of $2,100,000. The California Competes Tax Credit Committee is expected to consider approval of the Agreement at a public hearing scheduled for June 19, 2014.

The Tax Credit would be awarded over multiple years and would be contingent upon Ultragenyx achieving certain milestones in California through 2018, the related annual reporting requirements, and the terms and conditions of the Agreement. Specifically, the milestones of the Agreement stipulate that Ultragenyx reach at least 219 qualifying statewide employees, determined on an annual full-time equivalent basis, and make cumulative capital and other investments of approximately $16.3 million by the end of 2018 in order to be eligible for the full amount of the Tax Credit. The Agreement, including more detail of the milestones, will be made available on June 9, 2014 on the Go-Biz website: http://www.business.ca.gov/Programs/CaliforniaCompetesTaxCredit.aspx.

The information set forth under Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ultragenyx Pharmaceutical Inc.

By:	/s/ Shalini Sharp
Shalini Sharp
Senior Vice President, Chief Financial Officer

Date: June 9, 2014